Exhibit (10)(u)

EARLY RETIREMENT AGREEMENT

AND

GENERAL RELEASE

1. The Parties to this Early Retirement Agreement and General Release (“General Release”) are The Lubrizol Corporation (“Lubrizol”), and George R. Hill (“GRH”). This General Release will also be binding on GRH’s heirs, successors, and assigns. This General Release releases Lubrizol, as well as its successors, assigns, divisions, related or affiliated companies, officers, directors, shareholders, members, employees, agents and counsel, including without limitation any and all management and supervisory employees of Lubrizol (hereinafter collectively termed the “Released Parties”).

2. Lubrizol advises GRH to consult with an attorney prior to executing this General Release. GRH agrees that he has had the opportunity to consult counsel, if he chose to do so, and that he has had adequate time to read and consider this General Release before executing it (at least 45 days, if needed). GRH acknowledges that he is responsible for any costs and fees resulting from his attorney reviewing this General Release. GRH agrees that he has carefully read this General Release and knows its contents, and that he signs this General Release voluntarily, with a full understanding of its significance, and intending to be bound by its terms.

3. As consideration for the promises in this General Release, and for the purpose of securing the release of any and all claims against the Released Parties (including personal injury claims), it is agreed that:

A.	GRH will retire from employment with Lubrizol effective September 30, 2004.

B.	Lubrizol will pay to GRH a lump sum of $454,615, less applicable taxes.

C.	Lubrizol will pay to GRH a pro-rated amount under the terms of the Performance Pay Plan, less applicable taxes, based on actual results for the year of termination.

D.	Lubrizol will pay to GRH a pro-rated amount under the terms of the LTIP program, less applicable taxes, payable at the end of each LTIP period for which there is a payout and in which GRH is a participant as of September 30, 2004;

E.	Lubrizol will pay on behalf of GRH the COBRA premiums, or retiree medical and dental premiums under Lubrizol’s retiree medical and dental program (whichever is elected by GRH) for the period ending August 31, 2005, or, if GRH elects COBRA, GRH’s ineligibility for further coverage under the COBRA rules, whichever is earlier.

F.	GRH and his spouse may take their 2004 Executive Physicals as per the most recent letter from W. G. Bares.

G.	GRH may use an Award under the Financial Planning Program in accordance with post-retirement provisions of the Program.

H.	Management will request that the Organization and Compensation Committee accelerating the vesting on any options outstanding on September 30, 2004.

4. GRH agrees to release and forever discharge the Released Parties from all causes of action, claims, demands for payment, costs, expenses, damages, or reimbursement (including claims for attorneys’ costs, expenses, and fees), suits at law or equity, or claims of whatsoever kind and nature which he now has, whether known or unknown, arising out of, on account of, or in any way connected with, directly or indirectly, his employment with Lubrizol, or his termination from employment with Lubrizol, other than any claims that may arise under the Indemnification Agreement between Lubrizol and GRH dated October 20, 1986. This release includes, but is not limited to, any claim of discrimination or retaliation on any basis, including but not limited to, race, color, national origin, religion, sex, age, or disability arising under any federal, state, or local statute, ordinance, order or law, including the Age Discrimination in Employment Act; any claim that the Released Parties, jointly or severally, breached any contract or promise, express or implied, or any term or condition of GRH’s employment; any claim for promissory estoppel arising out of GRH’s employment with Lubrizol; and any other issue arising out of GRH’s employment with Lubrizol.

5. From October 1, 2004 to September 30, 2006, GRH agrees that he will not, without the prior written consent of Lubrizol, which consent will not be unreasonably withheld, engage in any Competitive Activity. For purposes of this Agreement, the term “Competitive Activity” means GRH’s participation, without the written consent of an officer of Lubrizol, in the management of any business enterprise if such enterprise engages in substantial and direct competition with Lubrizol and such enterprise’s sales of any product or service competitive with any product or service of Lubrizol amounted to 25% of such enterprise’s net sales for its most recently completed fiscal year and if Lubrizol’s net sales of said product or service amounted to 25% of Lubrizol’s net sales for its most recently completed fiscal year. “Competitive Activity” does not include (i) the mere ownership of securities in any such enterprise and exercise of rights appurtenant thereto or (ii) participation in management of any such enterprise other than in connection with the competitive operations of such enterprise.

6. GRH acknowledges that the payment of the consideration enumerated in Paragraph 3 of this General Release is solely in exchange for the promises made herein. GRH further acknowledges that such payment does not constitute an admission by the Released Parties of liability or of violation of any applicable law or regulation.

7. GRH acknowledges that by reason of his position with Lubrizol, he has had access to confidential materials and information concerning Lubrizol’s business affairs. GRH represents that he has held all such materials and information confidential and will continue to do so.

8. GRH agrees that he will return all Lubrizol property in his possession on or about September 30, 2004, and will not modify or remove any Lubrizol property in whatever format.

9. GRH agrees that all provisions, terms and conditions of this General Release are and shall remain confidential and shall not be disclosed to any person not a party hereto (except his attorney, financial adviser, and immediate family) under any circumstances, except as required by law.

10. GRH agrees that no promises or agreements have been made to him except those contained in this General Release.

11. GRH may revoke and cancel this General Release by providing written notice of such revocation to Lubrizol to the attention of Mark W. Meister, 29400 Lakeland Boulevard, Wickliffe, Ohio 44092. Such written notice must be received by Lubrizol within seven (7) days after GRH’s execution of this General Release. If he does so revoke, this General Release will be null and void and Lubrizol shall have no obligation to make the payments provided in Paragraph 3. This General Release shall not become effective and enforceable until after the expiration of this 7-day revocation period; after such time, if there has been no revocation, the General Release shall be fully effective and enforceable.

12. If any provision of this General Release is declared invalid or unenforceable, the remaining portions shall not be affected thereby and shall be enforced.

13. This General Release shall be governed under the Laws of the State of Ohio.

The Lubrizol Corporation

By:	/s/ Mark W. Meister	/s/ George R. Hill
	Mark W. Meister	George R. Hill

Date: June 28, 2004		Date: August 11, 2004
Effective Date of General Release is seven days after this date